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Exhibit 10.1

EXECUTION COPY

SUPPORT AGREEMENT

        SUPPORT AGREEMENT, dated as January 22, 2013 (this "Agreement"), among Azteca Acquisition Corporation, a Delaware corporation ("Azteca"), Hemisphere Media Group, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Cine (as defined below) ("Parent"), Azteca Acquisition Holdings, LLC, a Delaware limited liability company ("Sponsor"), Clive Fleissig, an individual ("Fleissig"), Juan Pablo Albán, an individual ("Albán"; and together with Sponsor and Fleissig, the "Azteca Stockholders"), Brener International Group, LLC, a Delaware limited liability company ("BIG"), InterMedia Partners VII, L.P., a Delaware limited partnership ("IMP"), InterMedia Cine Latino, LLC, a Delaware limited liability company ("IMCL"), Cinema Aeropuerto, S.A. de C.V., a Mexican sociedad anónima de capital variable ("Cinema Aeropuerto"), and James McNamara, an individual ("McNamara"; and, collectively with IMP, IMCL and Cinema Aeropuerto, the "Sellers").

        WHEREAS, as of the date hereof, (a) Sponsor owns 2,080,000 shares (the "Sponsor Shares") of common stock, par value $0.0001 per share, of Azteca ("Azteca Common Stock"), (b) Fleissig owns 160,000 shares of Azteca Common Stock (the "Fleissig Shares") and (c) Albán owns 160,000 shares of Azteca Common Stock (the "Albán Shares" and, collectively with the Sponsor Shares and the Fleissig Shares, the "Azteca Shares");

        WHEREAS, as of the date hereof, (a) BIG owns 4,044,445 Sponsor Warrants (the "BIG Warrants"), (b) Fleissig owns 311,111 Sponsor Warrants (the "Fleissig Warrants") and (c) Albán owns 311,111 Sponsor Warrants (the "Albán Warrants");

        WHEREAS, as of the date hereof, IMP owns all of the issued and outstanding membership interests (the "IM Membership Interests") of InterMedia Español Holdings, LLC, a Delaware limited liability company ("IM");

        WHEREAS, as of the date hereof, (a) IMCL owns 1,425,000 shares (the "IMCL Shares") of common stock, par value $.01 per share ("Cine Common Stock"), of Cine Latino, Inc., a Delaware corporation ("Cine"), (b) Cinema Aeropuerto owns 1,425,000 shares (the "Cinema Aeropuerto Shares") of Cine Common Stock and (c) McNamara owns 150,000 shares (the "McNamara Shares"; and collectively with the Cinema Aeropuerto Shares and the IMCL Shares, the "Cine Shares") of Cine Common Stock; and

        WHEREAS, Azteca, Parent, IM, Cine and certain others propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the "Merger Agreement"; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a draft of which has been made available to each party hereto.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        1.    Agreement to Vote or Execute Written Consents.

          (a)   The Azteca Stockholders hereby agree (and agree to execute such documents or certificates evidencing such agreement as IM or Cine may reasonably request) to vote, at any meeting of the stockholders of Azteca, and in any action by written consent of the stockholders of Azteca, all of the Azteca Shares (i) in favor of the approval and adoption of the Merger Agreement and approval of the Azteca Merger and all other transactions contemplated by the Merger Agreement and this Agreement, (ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone any meeting of the stockholders of Azteca at which the matters described in the preceding clause (i) are submitted for the consideration and vote of the stockholders of Azteca to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held, (iii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Alternative Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Azteca under the Merger Agreement or that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iv) in favor of any other matter necessary to effect the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Azteca.

          (b)   To the fullest extent permitted by applicable Law, the Azteca Stockholders, severally and not jointly and severally, hereby waive any rights of appraisal or rights to dissent from the Azteca Merger that they may have under applicable Law.

          (c)   The Azteca Stockholders, severally and not jointly and severally, hereby revoke (or cause to be revoked) any and all previous voting proxies granted with respect to the voting of any of the Azteca Shares.

          (d)   IMP hereby agrees, in its capacity as sole member of IM, to, immediately after the execution and delivery of the Merger Agreement, deliver a written consent approving the Merger Agreement and the consummation of the transactions contemplated thereby, including the IM Merger, and not to withdraw such written consent unless and until the Merger Agreement shall be terminated in accordance with its terms.

          (e)   IMCL, Cinema Aeropuerto and McNamara, severally and not jointly and severally, each agrees, in its capacity as a stockholder of Cine, to, immediately after the execution and delivery of the Merger Agreement, deliver a unanimous written consent approving the Merger Agreement and the consummation of the transactions contemplated thereby, including the Cine Merger, and not to withdraw such written consent unless and until the Merger Agreement shall be terminated in accordance with its terms.

          (f)    Parent agrees, in its capacity as sole member of Hemisphere Media Holdings, LLC ("Holdco"), to cause Holdco, in its capacity as sole member of Hemisphere Merger Sub I, LLC and sole stockholder of Hemisphere Merger Sub II, Inc. and Hemisphere Merger Sub III, Inc. to, immediately after the execution and delivery of the Merger Agreement, deliver a written consent approving the Merger Agreement and the consummation of the transactions contemplated thereby, including the Azteca Merger, the IM Merger and the Cine Merger and not to withdraw such written consent unless and until the Merger Agreement shall be terminated in accordance with its terms.

          (g)   Each of BIG, Fleissig and Albán, severally and not jointly and severally, hereby irrevocably consent and agree to the Warrant Amendment.

          (h)   Each of IMP, Cinema Aeropuerto and Sponsor, severally and not jointly and severally, agree that at least one designee named by such person to be a director on the Board of Directors of Parent in accordance with Section 1.6(d) of the Merger Agreement shall qualify as 'independent' under NASDAQ rules and willing and able to serve on the audit committee of the Board.

        2.    Transfer.    Each of the Azteca Stockholders and the Sellers, severally and not jointly and severally, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), incur any lien, pledge, dispose of or otherwise encumber (each, a "Transfer") any of the Azteca Shares, the IM Membership Interests or the Cine Shares, as applicable, or otherwise agree to do any of the foregoing, (b) deposit any Azteca Shares, the IM Membership Interests or the Cine Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Azteca Shares, the IM Membership Interests or the Cine Shares or (d) take any action that would make any representation or warranty of such party herein untrue or incorrect in any material respect or have the effect of preventing or disabling such party from performing its obligations hereunder; provided, however, such restrictions shall not be applicable to a Transfer of any of the Azteca Shares, the IM Membership Interests or the Cine Shares (or any interest therein), as applicable: (A) if such transferor is an individual, (i) to any member of such transferor's immediate family, (ii) to a trust for the benefit of such transferor or any such transferor's immediate family or (iii) upon such transferor's death, (B) if such transferor is an entity, to one or more partners, members, stockholders or other equity owners of such transferor or to an affiliated entity under common control with such transferor or (C) for philanthropic purposes; provided, further, that in the case of clauses (A), (B) and (C), a Transfer pursuant to this Section 2 shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Azteca, to be bound by all of the terms of this Agreement (including, without limitation, making the same representations and warranties as specified below).

        3.    Sponsor Working Capital Loans.    The Sponsor shall loan Azteca such funds as may be necessary to fund working capital of Azteca in an amount not to exceed $250,0000, which loan shall be repaid by Azteca or Parent at or prior to the Closing of the Transactions. Such loan shall not bear interest and shall be evidenced by a promissory note of Azteca in substantially the same form as the promissory note delivered by Azteca to the Sponsor dated April 20, 2011.

        4.    Further Actions.    Each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and to cause the conditions set forth in Article VII of the Merger Agreement to be satisfied as promptly as practicable.

        5.    Representations and Warranties of the Azteca Stockholders and BIG.    Each of the Azteca Stockholders and BIG, severally and not jointly and severally, represents and warrants to each Seller as follows (such representations and warranties shall be deemed to be made only by the person making such representations and warranties):

          (a)   Each of Sponsor and BIG is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its organization. Each of Sponsor and BIG has all requisite organizational power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to materially impair Sponsor's or BIG's ability to perform its obligations under this Agreement.

          (b)   Each Azteca Stockholder and BIG has full requisite authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of each Azteca Stockholder and BIG and no other proceedings on the part of each Azteca Stockholder or BIG are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Azteca Stockholder and BIG and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of each Azteca Stockholder and BIG, enforceable against each Azteca Stockholder and BIG in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity.

          (c)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Azteca Stockholder and BIG and the performance by each Azteca Stockholder and BIG of its obligations hereunder (i) does not result in any violation of the organizational documents of Sponsor and BIG; (ii) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material Contract to which each Azteca Stockholder or BIG is a party, or by which each Azteca Stockholder or BIG or any of its properties is bound and (iii) does not violate in any material respect any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over each Azteca Stockholder or BIG; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that would not, individually or in the aggregate, reasonably be expected to materially impair each Azteca Stockholder or BIG's ability to perform its obligations under this Agreement.

          (d)   Except for applicable requirements of Competition Laws and the Communications Act, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by each Azteca Stockholder or BIG in connection with the due execution, delivery and performance by each Azteca Stockholder or BIG of this Agreement and the consummation by each Azteca Stockholder or BIG of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair each Azteca Stockholder or BIG's ability to perform its obligations under this Agreement.

          (e)   Sponsor holds, beneficially and of record, good, valid and marketable title to the Sponsor Shares, free and clear of all Encumbrances, other than (1) Permitted Encumbrances set forth in clause (viii) of the definition of Permitted Encumbrances and (2) the transfer restrictions described in each of (x) the Letter Agreement delivered to Azteca by Sponsor (and each of its members), Fleissig, Alban, John Engelman and Alfredo E. Ayub dated June 29, 2011 (the "Letter Agreement") and (y) the Securities Purchase Agreement among Azteca and Sponsor (and any transferees of Sponsor agreeing to be bound by the restrictions set forth therein) dated April 15, 2011 (as amended, the "Securities Purchase Agreement", and together with Letter Agreement, the "Existing Lock Up Agreements").

          (f)    Fleissig holds, beneficially and of record, good, valid and marketable title to the Fleissig Shares and Fleissig Warrants, free and clear of all Encumbrances, other than (1) Permitted Encumbrances set forth in clause (viii) of the definition of Permitted Encumbrances and (2) the transfer restrictions described in the Existing Lock Up Agreements.

          (g)   Albán holds, beneficially and of record, good, valid and marketable title to the Albán Shares and Albán Warrants, free and clear of all Encumbrances, other than (1) Permitted Encumbrances set forth in clause (viii) of the definition of Permitted Encumbrances and (2) the transfer restrictions described in the Existing Lock Up Agreements.

          (h)   BIG holds, beneficially and of record, good, valid and marketable title to the BIG Warrants, free and clear of all Encumbrances, other than (1) Permitted Encumbrances set forth in clause (viii) of the definition of Permitted Encumbrances and (2) the transfer restrictions described in the Existing Lock Up Agreements.

          (i)    Sponsor has sufficient funds available to comply with its obligations under Section 3 of this Agreement.

        6.    Representations and Warranties of each Seller.    Each Seller, severally and not jointly and severally, represents and warrants to Azteca as follows (such representations and warranties shall be deemed to be made only by the person making such representations and warranties):

          (a)   Such Seller (other than McNamara) is duly formed, validly existing and, to the extent applicable under the laws of the corresponding jurisdiction, in good standing under the laws of the jurisdiction of its organization. Such Seller (other than McNamara) has all requisite organizational power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to materially impair such Seller's ability to perform its obligations under this Agreement.

          (b)   Such Seller has full requisite authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such Seller, to the extent required under applicable law or such Seller's organizational documents, and no other proceedings on the part of such Seller are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity.

          (c)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Seller and the performance by such Seller of its obligations hereunder (i) does not result in any violation of the organizational documents of such Seller (other than McNamara); (ii) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material Contract to which such Seller is a party, or by which such Seller or any of its properties is bound and (iii) does not violate in any material respect any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over such Seller; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that would not, individually or in the aggregate, reasonably be expected to materially impair such Seller's ability to perform its obligations under this Agreement.

          (d)   Except for applicable requirements of Competition Laws and the Communications Act, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by such Seller in connection with the due execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair such Seller's ability to perform its obligations under this Agreement.

          (e)   IMCL holds, beneficially and of record, good, valid and marketable title to the IMCL Shares, free and clear of all Encumbrances, other than (1) Permitted Encumbrances set forth in clause (ix) of the definition of Permitted Encumbrances, all of which will be released as of the Closing, (2) Permitted Encumbrances set forth in clause (viii) of the definition of Permitted Encumbrances and (3) Encumbrances under Article VI of the First Amended and Restated Stockholders Agreement of Cine Latino, Inc., dated as of May 1, 2008 (the "Cine Stockholders Agreement"), all of which will be released as of the Closing.

          (f)    Cinema Aeropuerto holds, beneficially and of record, good, valid and marketable title to the Cinema Aeropuerto Shares, free and clear of all Encumbrances, other than (1) Permitted Encumbrances set forth in clause (ix) of the definition of Permitted Encumbrances, all of which will be released as of the Closing, (2) Permitted Encumbrances set forth in clause (viii) of the definition of Permitted Encumbrances and (3) Encumbrances under Article VI of the Cine Stockholders Agreement, all of which will be released as of the Closing.

          (g)   McNamara holds, beneficially and of record, good, valid and marketable title to the McNamara Shares, free and clear of all Encumbrances, other than (1) Permitted Encumbrances set forth in clause (ix) of the definition of Encumbrances, all of which will be released as of the Closing, (2) Permitted Encumbrances set forth in clause (viii) of the definition of Permitted Encumbrances and (3) Encumbrances under Article VI of the Cine Stockholders Agreement, all of which will be released as of the Closing.

          (h)   IMP is the sole member of IM and holds, beneficially and of record, good, valid and marketable title to all of the authorized, issued and outstanding limited liability company interests of IM, free and clear of all Encumbrances, other than Permitted Encumbrances set forth in (1) clause (ix) of the definition of Permitted Encumbrances, all of which will be released as of the Closing and (2) clause (viii) of the definition of Permitted Encumbrances.

          (i)    Such Seller is acquiring the IM Merger Consideration or the Cine Merger Consideration, as applicable, for the such Seller's own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof.

          (j)    By reason of its or his business or financial experience, such Seller has the capacity to protect its own interest in connection with the transactions contemplated by the Merger Agreement, is able to evaluate and bear the risks of an investment in Parent, and can afford a complete loss of such investment.

          (k)   Such Seller is aware of Parent's business affairs and financial condition and has acquired sufficient information about Parent and the transactions contemplated by this Agreement to reach an informed and knowledgeable decision to acquire an interest in Parent. During the negotiation of the transactions contemplated hereby, such Seller and its representatives have been afforded full and free access to corporate books, financial statements, records, contracts, documents, and other information concerning Azteca and Parent and the transactions contemplated by this Agreement, have been afforded an opportunity to ask such questions of Azteca's and Parent's officers and employees concerning Azteca's and Parent's business, operations, financial condition, assets, liabilities and other relevant matters and they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the investment contemplated herein.

          (m)  Such Seller acknowledges that the shares of Parent Class B Common Stock have not been registered under the Securities Act, or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering and, under such laws and subject to the transfer restrictions set forth herein, may not be resold or transferred by such Seller without appropriate registration or the availability of an exemption from such requirements. In this connection, such Seller represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          (n)   Such Seller is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

        7.    Termination.    This Agreement and the obligations of parties under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Nothing in this Section 7 shall relieve any party of liability for any willful and material breach of this Agreement occurring prior to termination. For purposes of this Section 7, a "willful and material breach" shall mean a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or a failure to take such act would, or would be reasonably expected to, result in a material breach of this Agreement.

        8.    Miscellaneous.    (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

          (b)   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed),sent via electronic mail, sent by an internationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to the Company, Parent or Sponsor, to:

      c/o Brener International Group, LLC
      421 N. Beverly Drive
      Suite 300
      Beverly Hills, CA 90210
      Attention: Mr. Juan Pablo Albán
      Fax No: (310) 553-1637
      Email: jpalban@brenergroup.com

      with copies (which shall not constitute notice hereunder) to:

      Greenberg Traurig, P.A.
      401 E. Las Olas Blvd., Suite 2000
      Fort Lauderdale, FL 33301
      Attention: Donn Beloff, Esq.
      Facsimile No.: 954-765-1477
      E-mail: beloffd@gtlaw.com

            (b)   if to the Sellers, to the address set forth next to each Seller's name on the signature page hereto, with a copy (which shall not constitute notice hereunder) to:

      Paul, Weiss, Rifkind, Wharton & Garrison LLP
      1285 Avenue of the Americas
      New York, NY 10019-6064
      Fax No: (212) 757-3990
      Attention: Jeffrey D. Marell, Esq. and Tracey A. Zaccone, Esq.
      Email: jmarell@paulweiss.com and tzaccone@paulweiss.com

          (c)   If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement is fulfilled to the extent possible.

          (d)   This Agreement, together with the Merger Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

          (e)   This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

          (f)    This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

          (g)   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that notwithstanding the foregoing, InterMedia Cine Latino, LLC may assign its interests and obligations under this Agreement to InterMedia Partners VII, L.P. without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          (h)   Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8(h), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.

          (i)    Subject to applicable Law, any provision of this Agreement may be waived. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom waiver is sought; provided, that any waiver given in compliance with this Section 8(i) or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Subject to applicable Law, any of the provisions of this Agreement may be amended at any time, by the mutual written agreement of the parties. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

          (j)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

          (k)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any party. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled to at Law or in equity.

[Signature pages follow]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AZTECA ACQUISITION CORPORATION
By:	/s/ GABRIEL BRENER
Name:	Gabriel Brener
Title:	President, CEO and Chairman
HEMISPHERE MEDIA GROUP, INC.
By:	/s/ CRAIG FISCHER
Name:	Craig Fischer
Title:	Vice President, Secretary and Treasurer
AZTECA ACQUISITION HOLDINGS, LLC
By:	/s/ GABRIEL BRENER
Name:	Gabriel Brener
Title:	President
BRENER INTERNATIONAL GROUP, LLC
By:	/s/ GABRIEL BRENER
Name:	Gabriel Brener
Title:	CEO
/s/ CLIVE FLEISSIG Clive Fleissig
/s/ JUAN PABLO ALBÁN Juan Pablo Albán

[Support Agreement]

SELLERS:
INTERMEDIA PARTNERS VII, L.P.
By:	/s/ MARK COLEMAN
Name:	Mark Coleman
Title:	Authorized Signatory
Address for notice:
c/o InterMedia Partners, L.P. 405 Lexington Avenue, 48th Floor New York, NY 10174 Attn: Mark Coleman, Esq. and Mr. Craig Fisher Telefacsimile: (212) 503-2879

INTERMEDIA CINE LATINO, LLC
By:	/s/ CRAIG FISCHER
Name:	Craig Fischer
Title:	Authorized Signatory
Address for notice:
c/o InterMedia Partners, L.P. 405 Lexington Avenue, 48th Floor New York, NY 10174 Attn: Mark Coleman, Esq. and Mr. Craig Fisher Telefacsimile: (212) 503-2879
CINE AEROPUERTO, S.A. DE C.V.
By:	/s/ JOAQUÍN VARGAS GUAJARDO
Name:	Joaquín Vargas Guajardo
Title:	Attorney-in-fact
Address for notice:
Cinema Aeropuerto, S.A. de C.V. Blvd Manuel Avila Camacho 147 Chapultepec Morales 11560 Ciudad de Mexico, D.F. Mexico Attention: Mr. José A. Abad Fax No: +52 (55) 5283-4314 Email: jabad@mvs.com

James M. McNamara JAMES M. MCNAMARA
Address for notice:

c/o Del, Shaw, Moonves, Tanaka, Finkelstein & Lezcano
2120 Colorado Avenue
Suite 200
Santa Monica, CA 90404
Attention: Jeffrey S. Finkelstein, Esq. and Ernest Del, Esq,
Fax No: 310-978-7999
Email: jfinkelstein@dsmtfl.com and edel@dsmtfl.com

[Support Agreement]

QuickLinks

  Exhibit 10.1
  EXECUTION COPY
SUPPORT AGREEMENT